Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER RESULTS

Company’s comparable store sales increase 4.6 percent in third quarter

Sunbury, PA (November 1, 2021) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the thirteen-week period and 39-week period ended September 25, 2021.

Net sales totaled $1.1 billion for the thirteen-week period ended September 25, 2021, compared to $1.0 billion for the same period in 2020, up 6.1 percent. Third quarter comparable store sales increased 4.6 percent on an individual year-over-year basis and increased 19.4 percent on a two-year stacked basis.

The Company’s third quarter net income totaled $28.5 million compared to $31.3 million in 2020, down 9.0 percent. Third quarter earnings per share totaled $1.06 compared to $1.16 per share for the same period in 2020.

“We continued to generate strong results in the third quarter,” said Weis Markets’ Chairman, President and CEO Jonathan H. Weis. “Our hard-working and dedicated associates are the key to our success. They continue to help us navigate through the challenges of a pandemic-impacted marketplace which includes a tight labor market, supply chain disruptions, and product cost inflation resulting in some consumer resistance.”

In addition to the Company’s longstanding holiday bonus programs, Mr. Weis said the Company will be paying an appreciation bonus in January to most associates, as it has done periodically in the past 18 months, for their ongoing efforts to serve customers.

The Company also increased its 2021 capital expenditures outlook to $150 million, up 11.1 percent from the $135 million budget announced at its annual shareholder meeting in April. Along with continued investments in associates and customers, the accelerated reinvestments in hundreds of retail store improvement projects and supply chain network capabilities will further enable the Company’s long-term positive momentum.

The Weis Markets’ Board of Directors declared on October 28, 2021 a 3.2 percent increase in the quarterly cash dividend from $0.31 per share to $0.32 per share to shareholders of record as of November 8, 2021 payable on November 22, 2021. The last quarterly cash dividend increase was in the fourth quarter of 2018.

Year to Date

Net sales totaled $3.1 billion, increasing 1.0 percent for the 39-week period ending September 25, 2021, compared to the same period in 2020. Year to date comparable store sales decreased a relatively flat 0.1 percent on an individual year over year basis and increased 17.2 percent on a two-year stacked basis.

The Company’s year to date net income totaled $86.2 million compared to $99.5 million for the same period in 2020, down 13.3 percent. Year to date earnings per share totaled $3.21 compared to $3.70 for the same period in 2020.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2021
(Unaudited)

	13 Weeks Ended		Increase
	September 25, 2021	September 26, 2020	(Decrease)
Net sales	$1,063,452,000	$1,002,387,000	6.1%

Income from operations	38,968,000	42,806,000	(9.0)%

Income before provision for income taxes	$39,175,000	$43,478,000	(9.9)%
Provision for income taxes	10,668,000	12,142,000	(12.1)%
Net income	$28,507,000	$31,336,000	(9.0)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.06	$1.16	$(0.10)

	39 Weeks Ended		Increase
	September 25, 2021	September 26, 2020	(Decrease)
Net sales	$3,117,141,000	$3,086,910,000	1.0%

Income from operations	116,360,000	136,236,000	(14.6)%

Income before provision for income taxes	$117,713,000	$136,013,000	(13.5)%
Provision for income taxes	31,479,000	36,516,000	(13.8)%
Net income	$86,234,000	$99,497,000	(13.3)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$3.21	$3.70	$(0.49)

TWO-YEAR STACKED COMPARABLE STORE SALES

Third Quarter — 2021

(Unaudited)

	Percentage Changes
	13 Weeks Ended
	2021 vs. 2020	2020 vs. 2019
Comparable store sales (individual year)	4.6%	14.8%
Comparable store sales (two-year stacked)	19.4
Comparable store sales, excluding fuel (individual year)	3.2	15.7%
Comparable store sales, excluding fuel (two-year stacked)	18.9%

	Percentage Changes
	39 Weeks Ended
	2021 vs. 2020	2020 vs. 2019
Comparable store sales (individual year)	(0.1)%	17.3%
Comparable store sales (two-year stacked)	17.2
Comparable store sales, excluding fuel (individual year)	(1.4)	18.4%
Comparable store sales, excluding fuel (two-year stacked)	17.0%